Exhibit 10.49

EXECUTION VERSION

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is entered into as of November 9, 2011, by and among The Princeton Review, Inc. (“TPR”), Penn Foster, Inc. (“PG”; and together with TPR, each individually a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, the Lenders (as defined below) party hereto, and General Electric Capital Corporation (“GE Capital”), as Administrative Agent and Collateral Agent for the Lenders and the L/C Issuers (in such capacity, the “Administrative Agent”).

RECITALS

A. Borrowers, the other Loan Parties signatory thereto, the Lenders signatory thereto from time to time and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of August 6, 2010, as amended by that certain First Amendment to Credit Agreement, dated as of March 9, 2011 (as amended, the “Credit Agreement”).

B. Borrowers have requested that the Lenders amend the Credit Agreement in certain respects and the Required Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is amended by replacing the definitions of “Cash on Hand”, “Consolidated Current Liabilities”, “Consolidated EBITDA”, “Excess Cash Flow” and “Senior Subordination Agreement” in their entirety with the following:

“Cash on Hand” means, as of any date of determination, with respect to TPR and its Subsidiaries the aggregate amount of cash and cash equivalents held in deposit and securities accounts which are not subject to a pledge, security interest or Lien of any Person (other than Permitted Liens) except the Administrative Agent and the Lenders and which are available for general operational purposes.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Strategic Ventures) at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans, Second Lien Bridge Loans, Senior Subordinated Notes and Junior Subordinated Notes then outstanding.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by income, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) restructuring amounts incurred as proposed by TPR in reasonable detail, including in connection with the Second Amendment Related Transactions, approved by a third party auditor and as reasonably agreed to by the Administrative Agent in an aggregate amount not to exceed $8,300,000 incurred in periods in 2011 and $4,500,000 (or such increased amount as approved by the Administrative Agent in its sole discretion) incurred in periods thereafter for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (viii) in connection with all Permitted Acquisitions (regardless of whether actually consummated)(or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Lenders had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs incurred by all Group Members, as reasonably agreed to by the Administrative Agent, and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Administrative Agent and resulting therefrom and (ix) start-up expenses as agreed to by the Administrative Agent incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011 and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, (vi) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period, (vii) any excess positive contributions to Consolidated Net Income from the Strategic Ventures which are not Loan Parties exceeding 10% of Consolidated EBITDA in the aggregate or such higher amount as agreed to by the Administrative Agent and (viii) for any period during which the disposition of a business line has occurred, the negative contribution to EBITDA from such business line.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA of TPR for such period, minus (b) without duplication, (i) any cash principal payment on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow, (ii) any scheduled or other cash principal payment made by the Borrowers or any of their Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof); provided that if such payment is payment with respect to the Senior Subordinated Notes, the Second Lien Bridge Loans or the Junior Subordinated Notes, solely to the extent such payment is permitted by the applicable Subordination Agreement, (iii) any Capital Expenditure made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any Excluded Capital Expenditures or any other Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than the Obligations and any Capitalized Lease Obligations, (iv) the Consolidated Cash Interest Expense of such Person for such period, (v) any cash losses from extraordinary items, (vi) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by income, (vii) cash utilized for Permitted Investments described in Section 8.3(d) and (e), (viii) cash utilized for Restricted Payments described in Section 8.5(c), (ix) restructuring amounts incurred as proposed by TPR in reasonable detail, approved by a third party auditor and in an aggregate amount not to exceed $8,300,000 incurred in periods in 2011 and $4,500,000 (or such increased amount as approved by the Administrative Agent in its sole discretion) incurred in periods thereafter for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (x) in connection with all Permitted Acquisitions (regardless of whether actually consummated)(or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the

Required Lenders had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out of pocket costs incurred by all Group Members, as reasonably agreed to by the Administrative Agent and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Administrative Agent and resulting therefrom, (xi) start-up expenses as agreed to by the Administrative Agent incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011, (xii) expenses incurred in cash in connection with or on behalf of or other cash investments in the Strategic Ventures other than any such expenses or investments made from the proceeds of Excluded Stock Issuances, (xiii) any increase in the Working Capital of the Borrowers during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period) and (xiv) amounts added back to Consolidated EBITDA for such period pursuant to clause (c)(viii) of the definition thereof and plus (c) without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (b)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income and (ii) any decrease in the Working Capital of the Borrowers during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Senior Subordination Agreement” means the Subordination Agreement, dated as of the Original Closing Date, between the Administrative Agent and the holders of the Senior Subordinated Notes, and acknowledged and agreed to by the Loan Parties, as amended by that certain Amendment No. 1 to Subordination Agreement, dated as of August 6, 2010 and as amended by that certain Amendment No. 2 to Subordination Agreement, dated as November 9, 2011.

2. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) the Consolidated Cash Interest Expense of such Person for such period.

“Fourth Amendment to the Senior Subordinated Note Purchase Agreement” means that certain Fourth Amendment to the Senior Subordinated Note Purchase Agreement, dated as of November 9, 2011, by and among TPR and the holders of the Senior Subordinated Notes, pursuant to which, among other things, the Second Lien Bridge Loans were issued.

“NLC Settlement” means the Settlement and Mutual Release Agreement, dated as of November 4, 2011, by and among the Borrowers, The National Labor College, and NLC-TPR Services LLC.

“Second Amendment Related Transactions” shall mean (a) the negotiation, execution and delivery of (i) the Second Amendment, (ii) the Fourth Amendment to the Senior Subordinated Note Purchase Agreement and (iii) the Fourth Amendment to the Securities Purchase Agreement and (b) the issuance of the Second Lien Bridge Loans pursuant to the terms of the Fourth Amendment to Senior Subordinated Note Purchase Agreement.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of November 9, 2011.

“Second Amendment Effective Date” means November 9, 2011.

“Second Lien Bridge Loans” means the loans, in an aggregate original principal amount up to $5,000,000, issued by TPR and PF in Dollars, pursuant to the Fourth Amendment to the Senior Subordinated Note Purchase Agreement.

3. Amendment to Section 2.8. Section 2.8 of the Credit Agreement is hereby by amended by replacing clauses (b) and (c) thereof in their entirety with the following:

(b) Equity and Debt Issuances. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) the issuance or Sale by the Borrowers of their own Stock (other than any issuance of common Stock of the Borrowers occurring in the ordinary course of business to any director, member of the management or employee of the Borrowers or their Subsidiaries), the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds, or (ii) the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon any of clauses (a) through (m) of Section 8.1), the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(c) Asset Sales and Property Loss Events. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (e) of Section 8.4 or

(ii) any Property Loss Event with respect to any property of any Group Member to the extent under clauses (i) and (ii) above collectively resulting, in the aggregate with all other such Sales and Property Loss Events, in the receipt by any of them of Net Cash Proceeds in excess of $100,000 for any Fiscal Year, the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

4. Amendment to Section 2.11. Section 2.11 of the Credit Agreement is hereby by amended by adding the following new clause (c):

(c). Additional Amendment Fee: The Borrowers shall pay to the Administrative Agent for the pro rata benefit of the Lenders who consent to and sign the Second Amendment, an additional amendment fee (the “Additional Amendment Fee”) equal to a percentage of the aggregate outstanding principal amount of the Term Loans plus the aggregate Revolving Credit Commitments of such consenting Lenders on March 31, 2012 (the “Outstanding Principal and Revolver Balance”), which shall be calculated and become due and payable subject to the following conditions:

(i) 1.00% of the Outstanding Principal and Revolver Balance shall be earned as of March 31, 2012 unless the Borrowers shall have delivered, on or prior to such date, satisfactory evidence to the Administrative Agent that the Borrowers have (a) entered into a binding written commitment in customary form for a complete refinancing of the Loans from a reputable financial institution (the “Loan Refinancing”), (b) entered into binding agreements with respect to one or more transactions that, either individually or in the aggregate, will result in cash prepayments of the Loans in an amount equal to or greater than $25,000,000 (the “Prepayment Transactions”), or (c) a Consolidated Senior Leverage as of March 31, 2012 of no more than 1.0x as determined in accordance with the quarterly financials delivered pursuant to Section 6.1(b) with respect to such Fiscal Quarter.

(ii) 3.00% of the Outstanding Principal and Revolver Balance shall be earned as of June 30, 2012 unless the Borrowers have achieved at least one of the following on or prior to June 30, 2012:

(a) consummation of the Loan Refinancing; or

(b) consummation of the Prepayment Transactions.

If any portion or all of the Additional Amendment Fee is earned per the above conditions, such amount shall be due and payable in full on April 1, 2013.

5. Amendment to Section 5.1. Section 5.1 of the Credit Agreement is hereby amended by replacing such Section 5.1 in its entirety with the following:

Section 5.1 Maximum Consolidated Total Leverage Ratio. TPR shall not have, on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter beginning June 30, 2012, a Consolidated Total Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
June 30, 2012	8.75 to 1
September 30, 2012	11.70 to 1
December 31, 2012	9.50 to 1
March 31, 2013	2.75 to 1
June 30, 2013	2.50 to 1
September 30, 2013	2.25 to 1
December 31, 2013 through and including September 30, 2014	2.00 to 1

6. Amendment to Section 5.2. Section 5.2 of the Credit Agreement is hereby amended by replacing such Section 5.2 in its entirety with the following:

Section 5.2 Maximum Consolidated Senior Leverage Ratio. TPR shall not have, on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending on June 30, 2012, a Consolidated Senior Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO
June 30, 2012	4.0 to 1
September 30, 2012	5.2 to 1
December 31, 2012	4.0 to 1
March 31, 2013	1.25 to 1
June 30, 2013 through and including March 31, 2014	1.00 to 1
June 30, 2014	0.75 to 1
September 30, 2014	0.50 to 1

7. Amendment to Section 5.3. Section 5.3 of the Credit Agreement is hereby amended by replacing such Section 5.3 in its entirety with the following:

Section 5.3 Minimum Consolidated Fixed Charge Coverage Ratio. TPR shall not have, on the last day of each Fiscal Quarter set forth below, commencing with the Fiscal Quarter ending on March 31, 2013 a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such day less than the following:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
March 31, 2013 through and including December 31, 2013	1.25 to 1
March 31, 2014 through and including September 30, 2014	1.50 to 1

8. Amendment to Section 5.6. Section 5.6 of the Credit Agreement is hereby amended by replacing such Section 5.6 in its entirety with the following:

Section 5.6 Minimum Liquidity. TPR shall not permit at any time Cash On Hand to be less than $1,500,000. Within five (5) Business Days after the end of any quarter, Borrowers shall deliver to Administrative Agent and Lenders a certificate in the form of Exhibit I (the “Minimum Liquidity Certificate”), signed by a Responsible Officer of Borrowers, certifying as to such minimum liquidity amount together with electronic copies of any bank statements evidencing such minimum liquidity amount, such evidence to be in form and substance reasonably satisfactory to Administrative Agent.

9. Amendment to Article 5. Article 5 of the Credit Agreement is hereby by amended by adding the following new Section 5.7:

Section 5.7 Minimum Consolidated Interest Coverage Ratio. TPR shall not have, on the last day of each Fiscal Quarter set forth below, commencing with the Fiscal Quarter ending June 30, 2012, a Consolidated Interest Coverage Ratio for the four Fiscal Quarter period ending on such day less than the following:

FISCAL QUARTER ENDING	MINIMUM INTEREST COVERAGE RATIO
June 30, 2012	2.0 to 1
September 30, 2012	2.0 to 1
December 31, 2012	2.5 to 1

10. Amendment to Article 5. Article 5 of the Credit Agreement is hereby amended by adding the following new Section 5.8:

Section 5.8 Minimum Consolidated EBITDA: TPR shall have a minimum Consolidated EBITDA for the twelve month periods ending on the last day of each Fiscal Quarter ending on December 31, 2011 and March 31, 2012, of at least $12,500,000.

11. Amendment to Section 6.1. Section 6.1 of the Credit Agreement is hereby amended by (i) replacing clause (d) with the following and (ii) adding the following new clause (k):

(d) Compliance Certificate/Minimum Liquidity Certificate. Together with each delivery of any Financial Statement pursuant to clause (b)(i) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower Representative that, among other things, (i) shows in reasonable detail the calculations used in determining the financial covenants set forth in Article 5 and, if delivered together with any Financial Statement pursuant to clause (c) above, the calculations used in determining Excess Cash Flow, (ii) demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis, (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto and (iv) sets forth all Maintenance Capital Expenditures and Growth Capital Expenditures made during such period. Within five (5) Business Days after the end of any Fiscal Quarter, Borrower Representative shall deliver to Administrative Agent and Lenders a Certificate in the form of Exhibit I to the Second Amendment (the “Minimum Liquidity Certificate”), signed by a Responsible Officer of Borrower Representative, certifying as to such minimum liquidity amount together with electronic copies of any bank statements evidencing such minimum liquidity amount, such evidence to be in form and substance reasonably satisfactory to Administrative Agent.

(k) Weekly Cash Flow Reports. TPR shall deliver weekly to the Administrative Agent, for the benefit of Lenders, a rolling 13-week cash forecast in a form reasonably satisfactory to the Administrative Agent.

12. Amendment to Section 8.1. Section 8.1 of the Credit Agreement is hereby amended by replacing clause (i) in its entirety with the following:

(i) the Second Lien Bridge Loans; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $5,000,000.00.

13. Amendment to Section 8.2. Section 8.2 of the Credit Agreement is hereby amended by replacing clause (f) in its entirety with the following:

(f) Liens securing the Second Lien Bridge Loans;

14. Amendment to Section 8.3. Section 8.3 of the Credit Agreement is hereby amended by replacing clauses (d), (e), (g) and (h) in their entirety with the following:

(d) Investments in connection with the NLC Settlement;

(e) Intentionally Omitted;

(g) loans or advances to employees of the Borrowers or any of their Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (g) shall not exceed $100,000 at any time; and

(h) Intentionally Omitted;

15. Amendment to Section 8.4. Section 8.4 of the Credit Agreement is hereby amended by replacing clauses (e), (f) and (g) in their entirety with the following:

(e) as long as no Default is continuing or would result therefrom, any Sale of property by, any Group Member for fair market value payable in cash upon such sale; provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales shall not exceed $100,000;

(f) so long as no Default is continuing or would result therefrom, any issuance by Borrowers for cash consideration of their own Stock, constituting common stock or if not common stock, Stock that is on terms and conditions and issued pursuant to documentation, acceptable in all respects to the Administrative Agent, and upon 10 days prior written notice to the Administrative Agent, all of the Net Cash Proceeds of which are applied, substantially concurrently upon receipt to the Loans in accordance with the prepayment provisions of Section 2.8(b);

(g) a Sale of a business line in connection with any Prepayment Transaction, in form and substance reasonably satisfactory to the Required Lenders, all of the Net Cash Proceeds of which are applied, substantially concurrently upon receipt, to the Loans in accordance with the prepayment provisions of Section 2.8(c).

16. Amendment to Section 8.5. Section 8.5 of the Credit Agreement is hereby amended by replacing clause (c) in its entirety with the following:

(c) Intentionally Omitted.

17. Amendment to Section 8.6. Section 8.6 of the Credit Agreement is hereby amended by replacing clause (d) in its entirety with the following:

(d) Intentionally Omitted; and

18. Amendment to Section 8.7. Section 8.7 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

Section 8.7 Fundamental Changes. No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (x) the merger, consolidation or amalgamation of any Subsidiary of the Borrowers into any Loan Party and (y) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving a Borrower, such Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

19. Amendment to Section 8.10. Section 8.10 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member or Strategic Venture shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation (other than the Senior Subordinated Note Documents and the Junior Subordinated Notes) limiting the ability of (a) any Subsidiary of the Borrowers to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 8.1(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

20. Amendment to Section 8.11. Section 8.11 of the Credit Agreement is hereby amended by replacing clauses (c) and (e) in their entirety with the following:

(c) elect to pay in cash any portion of “PIK Interest” under and as defined in the Senior Subordinated Note Documents or the Junior Subordinated Notes as in effect on the Second Amendment Effective Date; provided that so long as no Event of Default exists, on or after June 30, 2013, the Borrowers may pay cash interest of up to 17.5 % on the Senior Subordinated Notes;

(e) waive or otherwise modify any term of any of the National Labor College (of the AFL/CIO) Joint Venture Documents, including without limitation the NLC Settlement, in any manner that materially and adversely affects the interests of any Secured Party under the Loan Documents or in the Collateral; provided that the Borrowers may enter into and consummate the NLC Settlement pursuant to the terms thereof.

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received each of the following:

(a) duly executed signature pages to this Amendment from the Required Lenders, Borrowers, the Administrative Agent and each Loan Party;

(b) a fully executed copy of the Fourth Amendment to the Senior Subordinated Note Purchase Agreement and the Fourth Amendment to the Junior Subordinated Securities Purchase Agreement, in each case which shall be in full force and effect on the date hereof and shall be in form and substance reasonably satisfactory to the Administrative Agent;

(c) payment in full in cash of an amendment fee payable to each Lender executing this Amendment the date it becomes effective in an amount equal to 50 basis points of (i) the outstanding principal amount of the Term Loan held by such Lender as of the date hereof plus (ii) such Lender’s Pro Rata Share of the Revolving Credit Commitments as of the date hereof (the “Senior Amendment Fee”); provided, however, if a fee in excess of the Senior Amendment Fee (as a percentage of (i) the outstanding principal amount of the Term Loan as of the date hereof plus (ii) the Revolving Credit Commitments as of the date hereof) shall become due and payable in connection with (x) the obligations outstanding under the Senior Subordinated Note Purchase Agreement on the Second Amendment Effective Date, (y) the Fourth Amendment to the Senior Subordinated Note Purchase Agreement, including the issuance of Second Lien Bridge Loans (excluding, for the avoidance of doubt, prepayment premium or other such contingent or delayed obligations and the “Additional Second Lien Amendment Fee” (as such term is defined in the Fourth Amendment to the Senior Subordinated Note Purchase Agreement) in an amount equal to $125,000 payable with respect to the Second Lien Bridge

Loans) or the Fourth Amendment to the Junior Subordinated Securities Purchase Agreement (the “Subordinated Amendment Fee”), then the Senior Amendment Fee shall automatically be increased to the amount by which such Subordinated Amendment Fee exceeds the Senior Amendment Fee;

(d) evidence that TPR shall have received a binding commitment for up to $5,000,000 in cash proceeds (net of any original issue discount, if any) from the Second Lien Bridge Loans, together with delivery of executed copies of an amendment to the Senior Subordination Agreement, in each case in form and substance satisfactory to the Required Lenders:

(e) duly executed copy of the NLC Settlement, in form and substance satisfactory to the Required Lenders; and

(g) payment in full in cash of all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Lenders owing as of the date hereof, including all reasonable fees and expenses of counsel to the Administrative Agent and the Lenders.

C. REPRESENTATIONS

Each Loan Party hereby represents and warrants to the Lenders and Agent that:

1. The execution, delivery and performance by such Loan Party of this Amendment (a) are within such Loan Party’s corporate or similar powers and, at the time of execution hereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities); (b) do not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any applicable material Requirement of Law, (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or constitute a conflict, breach, default or termination or acceleration event under, any Loan Document or (iv) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries; and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (i) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, obtained or made, copies of which have been, or will be prior to the Second Amendment Effective Date, delivered to the Administrative Agent, and each of which on the Second Amendment Effective Date will be in full force and effect and (ii) those that, if not obtained, would not, in the aggregate, have a Material Adverse Effect.

2. This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general.

3. Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by Borrowers of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of Borrowers to the Lenders or any other obligation of Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of Borrowers, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable and documented out-of-pocket costs expenses of outside counsel for Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. Each Loan Party hereby releases, acquits, and forever discharges Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Loan Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Loan Documents, other than claims, liabilities or obligations caused by the Administrative Agent’s or any Lender’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Loan Party and shall inure to the benefit of the Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS:

THE PRINCETON REVIEW, INC.,
AS A BORROWER

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Chief Financial Officer

PENN FOSTER, INC., AS A BORROWER

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President & Treasurer

OTHER LOAN PARTIES:

PRINCETON REVIEW OPERATIONS, L.L.C. AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President & Treasurer

TEST SERVICES, INC. AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President & Treasurer

THE PRINCETON REVIEW OF ORANGE COUNTY, LLC AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President & Treasurer

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

PENN FOSTER EDUCATION GROUP, INC. AS GUARANTOR

By:	/s/ Christian Kasper
Name: Christian Kasper
Title: Vice President & Treasurer

ADMINISTRATIVE AGENT:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Administrative Agent and Lender

By:	/s/ Thomas Costello
Its Duly Authorized Signatory
Thomas Costello

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

TD BANK, N.A., as Lender

By:	/s/ Alan Garson

Name:	Alan Garson
Title	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

FIFTEENTH INVESTMENT SPONSOR LIMITED, as Lender
By: General Electric Capital Corporation, as Servicer

By:	/s/ Thomas Costello
Name: Thomas Costello
Title: Duly Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

GARRISON FUNDING 2010-1 LLC, as Lender
By: Garrison Investment Group LP, its collateral manager

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

Denali Capital LLC, managing member of DC Funding Partners LLC, portfolio manager for DENALI CAPITAL CLO V, LTD., as Lender

By:	/s/ Kelli C, Marti

Name: Kelly C. Marti
Title: Senior Vice President

Denali Capital LLC, managing member of DC Funding Partners LLC, collateral manager for DENALI CAPITAL CLO VI, LTD., as Lender

By:	/s/ Kelli C, Marti

Name: Kelly C. Marti
Title: Senior Vice President

Denali Capital LLC, managing member of DC Funding Partners LLC, collateral manager for DENALI CAPITAL CLO VII, LTD., as Lender

By:	/s/ Kelli C, Marti

Name: Kelly C. Marti
Title: Senior Vice President

Denali Capital LLC, managing member of DC Funding Partners LLC, investment manager for DENALI CAPITAL CREDIT OPPORTUNITY FUND FINANCING, LTD., as Lender

By:	/s/ Kelli C, Marti

Name: Kelly C. Marti
Title: Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]